Exhibit 99.1

Zalatoris II Acquisition Corp. Confirms Funding to Extend Period to Consummate Initial Business Combination

NEW YORK, NEW YORK, September 5, 2023 — Zalatoris II Acquisition Corp. (NYSE: ZLSWU, ZLS, ZLSWW), a Cayman Islands exempted company (the “Company” or “Zalatoris II”), issued a press release announcing that $100,000 (the “Extension Payment”) was deposited into the trust account of the Company, which enables the Company to extend the period of time it has to consummate its initial business combination by one month from September 3, 2023 to October 3, 2023 (the “Extension”). The Extension is the second of twelve one-month extensions permitted under the Company’s governing documents.

Previously, on August 3, 2023, the Company caused $100,000 to be deposited into the Company’s trust account to allow the Company to extend the period of time it had to consummate its initial business combination by one month from August 3, 2023, to September 3, 2023 (the “Prior Extension”). The Prior Extension was permitted under the Company’s governing documents.

About Zalatoris II Acquisition Corp.

Zalatoris II is a blank check company, incorporated as a Cayman Islands exempted company on March 11, 2021. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is led by its Chief Executive Officer, Paul Davis.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the Risk Factors section of the Company’s proxy statement filed on July 10, 2023 with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

About J. Streicher (Sponsor)

J. Streicher Holdings, LLC, though its subsidiaries (“J. Streicher”), is a private and diverse US financial organization that is founded on tradition, personal relationships, innovation, and steadfast principles. J. Streicher & Co. LLC, our Broker Dealer, holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

PR Contact for Zalatoris II Acquisition Corp.

Email: pr@zalatorisac.com

Number: +1 (917) 675-3106